For further information, contact:
                                           Donald F. Holt,
                                           Executive Vice President &
                                           Chief Financial Officer
                                           (717) 231-5704

                        KEYSTONE ISSUES EARNINGS UPDATE

HARRISBURG,   PA  -  Keystone  Financial,  Inc.  today  discussed  its  earnings expectations for the rest of the year and other related issues, including the unfavorable impact of lower-than-expected retail loan volume and higher funding costs. Chief Executive Officer Carl L. Campbell noted, however, that growth of noninterest income remained strong and said he was confident about emerging signs of improved performance.

Keystone anticipates full-year earnings per share of approximately $1.90 for 1999, a slight decline from $1.92 reported in 1998. These estimates are exclusive of previously announced special charges associated with Keystone's internal restructuring that are expected to reduce earnings per share by approximately $0.32 in 1999.

In late 1998, Keystone announced plans to combine its seven separate bank charters in order to reduce costs and achieve a more cohesive presence in its operating market, which includes most of central Pennsylvania, western Maryland, and northern West Virginia. Over the last nine months, Keystone has executed on its plan to reduce operating expenses by 10% by combining the seven charters and will complete the process of consolidation by the end of 1999. Cost-savings efforts have progressed according to plan.

"As we entered 1999, we recognized that our restructuring plans would require a transitional phase that, when completed, would reposition Keystone in its market and lay the groundwork for future growth and expansion," said Campbell. "While we are disappointed that we are not seeing more immediate improvement in overall performance, we remain optimistic about our consolidation efforts. We are also beginning to see positive signs in the execution of our more focused line-of-business approach in the commercial, consumer, and asset management product lines," he added.

During the quarter, Keystone introduced major promotions in both the commercial and consumer sectors in order to expand customer knowledge of its capabilities and to leverage its localized expertise and convenient delivery channels. At the same time, Keystone has executed on a strategy to mitigate the impact on funding costs of further interest rate increases. Other sources of noninterest revenue growth such as asset management services, electronic banking fees, and sales of financial products remain strong and are likely to reach targeted objectives.

Keystone recently launched the marketing of its new identity in its traditional markets in order to expand customer awareness of the menu of financial services available through its expansive delivery network. These marketing efforts are being coordinated with the conversions of separate bank systems and the introduction of the Keystone brand, each of which are major elements of the restructuring plan. Products and services provided through Keystone's 170 community offices include commercial and consumer banking services, asset management services such as trust and estate planning, and an expanded array of investment vehicles such as annuities, mutual funds, insurance products, and brokerage services. Additionally, Keystone offers many of its services through the largest network of automated teller machines in its market and through its fully-functional telephone service center.

Campbell closed by commenting, "We remain committed to our reorganization objectives and are confident about our future."

This news release contains forward-looking information. Various factors may cause actual results to differ materially from estimates contained herein. Such factors include, but are not limited to, prevailing economic conditions, the general interest rate environment, competitive factors in the marketplace, and business risk associated with credit extension and fiduciary activities.